Exhibit 10.1

AMENDMENT TO
SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO SENIOR EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made as of August 6, 2008, by and between Deckers Outdoor Corporation, a Delaware corporation (the “Company”), and                  (the “Executive”) and is effective as of January 1, 2008.

RECITALS

WHEREAS, the Company and Executive are parties to that certain Senior Executive Employment Agreement dated as of                                as amended (the “Agreement”); and

WHEREAS, the Company and Executive have agreed to enter into this Amendment to amend the Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree that the Agreement shall be amended as follows:

1.             Section 4.1.  Subsection (e) of Section 4.1 shall be amended and restated to read, in its entirety, as follows:

“(e)         pay the Executive (or the Executive’s estate) or beneficiaries any Incentive Bonus with respect to a fiscal year prior to the year of termination that has been earned and accrued but has not been paid (the “Accrued Incentive Bonus”); plus a pro-rated portion of the Incentive Bonus based on the actual length of service during the year of termination; and”

2.             Section 4.2.  Subsection (e) of Section 4.2 shall be amended and restated to read, in its entirety, as follows:

“(e)         pay the Executive any Accrued Incentive Bonus, and excluding any Incentive Bonus for the year of termination; and”

3.             Section 4.3.  Subsection (e) of Section 4.3 shall be amended and restated to read, in its entirety, as follows:

“(e)         pay the Executive any Accrued Incentive Bonus; plus a pro-rated portion of the Incentive Bonus based on the actual length of service during the year of termination;”

4.             Section 4.3.  Subsection (f) of Section 4.3 shall be amended and restated to read, in its entirety, as follows:

“(f)          pay the Executive severance, commencing on the thirtieth (30th) day following the termination date, of twelve (12) monthly payments equal to one-twelfth (1/12th) of the Executive’s Annual Base Salary in effect immediately prior to the time such termination occurs.  Severance will be mitigated on a dollar for dollar basis for any income received by Executive for duties performed for Company or any third party during the twelve (12) months following termination; however, notwithstanding the foregoing, in the event Company’s securities are publicly traded on the date of Executive’s termination of employment, any portion of the aggregate severance payments described in this Section 4.3(f), which, if paid, would exceed the Section 409A Safe Harbor Limit shall be paid to Executive in a lump sum on the first day of the seventh (7th) calendar month immediately following the date of Executive’s termination;”

5.             Section 4.3.  Subsection (g) of Section 4.3 shall be amended and restated to read, in its entirety, as follows:

“(g)         maintain in full force and effect, for the Executive’s and the Executive’s  eligible beneficiaries, until the first to occur of (x) the Executive’s attainment of alternative employment if such employment includes health insurance benefits or (y) the twelve (12) month anniversary of termination of employment, the benefits provided pursuant to Company-sponsored benefit plans, programs, or other arrangements in which the Executive was entitled to participate as a full-time employee immediately prior to such termination in accordance with Section 2.4 hereof, subject to the terms and conditions of participation as provided under the general terms and provisions of such plans, programs, and arrangements, or in the alternate, the Company will arrange to provide the Executive with continued benefits substantially similar to those which the Executive would have been entitled to receive under such plans, programs, and arrangements; and”

6.             Section 4.4.  Subsection (e) of Section 4.4 shall be amended and restated to read, in its entirety, as follows:

“(e)         pay the Executive any Accrued Incentive Bonus; plus a pro-rated portion of the Incentive Bonus based on the actual length of service during the year of termination;”

7.             Section 4.4.  Subsection (f) of Section 4.4 shall be amended and restated to read, in its entirety, as follows:

“(f)          pay the Executive severance of one and one-half (1.5) times Executive’s Annual Base Salary in effect immediately prior to the time such termination occurs plus the greater of (x) one and one-half (1.5) times the targeted Incentive Bonus immediately prior to the time such termination occurs or (y) one and one-half (1.5) times the average actual Incentive Bonus for the previous three (3) years, whichever is greater; however, notwithstanding the foregoing, in the event Company’s securities are publicly traded on the date of Executive’s termination of employment, any portion of the aggregate severance payments described in this Section 4.4(f), which, if paid, would exceed the Section 409A Safe Harbor Limit shall be paid to Executive in a lump sum on the first day of the seventh (7th) calendar month immediately following the date of Executive’s termination;”

8.             Section 4.5.  Section 4.5 shall be added to read, in its entirety, as follows:

“4.5         RELEASE.  Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to subsection (f) or (g) of Sections 4.3 and 4.4, Executive shall have executed, on or prior to the Release Expiration Date, a customary general release in favor of the Company in the form attached hereto as Exhibit [A]/[B], and any waiting periods contained in such release shall have expired.  To the extent that the Company requires execution of such release, the Company shall deliver such release to Executive within ten (10) business days following the termination of Executive’s employment hereunder.  In the event that Executive fails to execute such release on or prior to the Release Expiration Date, Executive shall not be entitled to any payments or benefits pursuant to subsections (f) or (g) of Sections 4.3 and 4.4.  Notwithstanding anything contained in this Agreement to the contrary in any case where the date of termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are treated as deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year.”

9.             Section 5.2.  Section 5.2 shall be amended and restated to read, in its entirety, as follows:

“5.2         EMPLOYEE’S RESTRICTIVE COVENANTS UPON TERMINATION.  If the Executive’s employment is terminated for any reason, Executive agrees:

(a)           To keep all of the Company’s Confidential Information confidential in perpetuity in accordance with the Company’s policy; and

(b)           To not hire or solicit for hire or consultation employees of the Company for a period of one and one-half  (1 1/2) years after termination of employment.”

10.           Section 6.1.  Subsection (p) of Section 6.1 shall be amended and restated to read, in its entirety, as follows:

“(p)         “Release Expiration Date” shall mean the date which is twenty-one (21) days following the date upon which the Company delivers Executive the release contemplated in Section 4.5 above, or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date which is forty-five (45) days following such delivery date.”

11.           Section 6.1.  Subsection (q) of Section 6.1 shall be amended and restated to read, in its entirety, as follows:

“(q)         “Retirement” will mean normal retirement at age 65.”

12.           Section 6.1.  Subsection (r) of Section 6.1 shall be amended and restated to read, in its entirety, as follows:

“(r)          “Section 409A Safe Harbor Limit” will mean an amount equal to two (2) times the lesser of (i) Executive’s annual rate of compensation for the taxable year immediately preceding the taxable year in which Executive’s employment is terminated by the Company or (ii) the dollar amount in effect under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, for the taxable year in which Executive’s employment is terminated.”

13.           Section 6.1.  Subsection (s) of Section 6.1 shall be amended and restated to read, in its entirety, as follows:

“(s)         “Severance” will mean payments after termination of Executive’s employment.”

14.           Section 6.1.  Subsection (t) of Section 6.1 shall be added to read, in its entirety, as follows:

“(t)          “Total Disability” will mean the Executive’s failure substantially to perform the Executive’s duties hereunder on a full-time basis for a period exceeding one hundred eighty (180) consecutive days or for periods aggregating more than one hundred eighty (180) days during any twelve (12) month period as a result of incapacity due to physical or mental illness.  If there is a dispute as to whether the Executive is or was physically or mentally unable to perform the Executive’s duties under this Agreement, such dispute will be submitted for resolution to a licensed physician agreed upon by the Company and the Executive, or if an agreement cannot be promptly reached, the Company and the Executive will promptly each select a physician, and if these physicians cannot agree, the physicians will promptly select a third physician whose decision will be binding on all parties.  If such a dispute arises, the Executive will submit to such examinations and will provide such information as such physician(s) may request, and the determination of the physician(s) as to the Executive’s physical or mental condition will be binding and conclusive.  Notwithstanding the foregoing, if the Executive participates in any group disability plan provided by the Company, which offers long-term disability benefits, “Total Disability” will mean total disability as defined therein.”

15.           [Exhibit A]/[Exhibit B].  [Exhibit A]/[Exhibit B] shall be added to the Agreement to read, in its entirety, as attached hereto as [Exhibit A]/[Exhibit B].

16.           No Other Changes.  Except as expressly modified by this Amendment, all terms of the Agreement shall remain in full force and effect.

17.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment to Senior Executive Employment Agreement as of the date first above written.

THE COMPANY

DECKERS OUTDOOR CORPORATION
a Delaware corporation

By:

Its:

EXECUTIVE

Name:

EXHIBIT [A]/[B]

GENERAL RELEASE

1.             Employee’s employment with Deckers Outdoor Corporation, a Delaware corporation (the “Company”) ceased effective                               .

2.             Employee represents and agrees that Employee has received all compensation owed to Employee by the Company through Employee’s termination date, including all wages, bonuses, commissions, earned but unused vacation, reimbursable business expenses, and any other payments, benefits, or other compensation of any kind to which Employee was entitled from the Company.

3.             Employee represents to the Company that Employee is signing this General Release (this “Agreement”) voluntarily and with a full understanding of and agreement with its terms for the purpose of receiving additional pay from the Company as described in the Employment Agreement dated                          (the “Employment Agreement”).

4.             In reliance on the Employee’s promises, representations, and releases in this Agreement, upon the Company’s receipt of this executed General Release, the Company will provide Employee with the payments described in the Employment Agreement, less legally required withholding and payroll deductions.

5.             In exchange for the consideration provided to Employee as set forth above, Employee agrees to waive and release all claims, known and unknown, which Employee has or might otherwise have had against the Company, including all of its former or current officers, directors, agents, employees and related entities (hereinafter collectively referred to as the “Released Parties”), arising prior to the date Employee executes this Agreement, regarding any aspect of Employee’s employment, compensation, the cessation of Employee’s employment with the Company, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 1981, the Fair Labor Standards Acts, the California Fair Employment and Housing Act, California Government Code section 12900, et seq., the Unruh Civil Rights Act, California Civil Code section 51, all provisions of the California Labor Code; the Employee Retirement Income Security Act, 29 U.S.C. section 1001, et seq., all as amended, any other federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, or any other cause of action whatsoever that arose on or before the date Employee executes this Agreement.

6.             It is further understood and agreed that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Employee.  Such Section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, Employee expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Employee does not know or suspect to exist in Employee’s favor against the Released Parties at the time of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.

7.             The release in this Agreement includes, but is not limited to, claims arising under federal, state or local law for age, race, sex or other forms of employment discrimination and retaliation.  In accordance with the Older Workers Benefit Protection Act, Employee hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination in Employment Act of 1967, as amended, which he might otherwise have had against the Released Parties.  Employee is hereby advised that he should consult with an attorney before signing this Agreement and that he has 21 days in which to consider and accept this Agreement by signing and returning this Agreement to the Company’s President.  In addition, Employee has a period of seven days following his execution of this Agreement in which he may revoke the Agreement.  If Employee does not advise the Company by a writing received by David Bock within such seven day period of the Employee’s intent to revoke the Agreement, the Agreement will become effective and enforceable upon the expiration of the seven days.

8.             This Separation Agreement and General Release shall not be construed as an admission by the Company of any improper, wrongful, or unlawful actions, or any other wrongdoing against Employee, and the Company specifically disclaims any liability to or wrongful acts against Employee on the part of itself, its employees and its agent.

9.             This Agreement may be modified only by written agreement signed by both parties.

Dated:	EMPLOYEE:

COMPANY:

Dated:	DECKERS OUTDOOR CORPORATION

By:

Name:

Its:

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